Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of November 3, 2017 (the “Effective Date”), by and between ISRAMCO, INC. a Delaware corporation (the “Company”), with its principal operating offices located in Houston, Texas, and EDY FRANCIS (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and its affiliated entities (individually and collectively referred to as the “Affiliates”) are involved in the business of exploring for, developing and producing hydrocarbons and operating producing properties in the United States (referred to as the “Business”);

WHEREAS, the Company and Affiliates own, control and have exclusive access to
Confidential Information, as defined below;

WHEREAS, the Company and the Executive are parties to an existing employment agreement pursuant to which Executive serves as the Chief Financial Officer for the Company and the Affiliates;
WHEREAS, the existing employment agreement is terminable at will by Executive;
WHEREAS, the Executive is willing to continue to perform services for the Company and Affiliates for a specified term, and the Company wishes to ensure that it will retain the services of the Executive for such term; and

WHEREAS, the parties desire to set forth the terms and conditions under which the Executive shall continue to be employed and upon which the Company shall compensate the Executive.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.            Employment by Company. Subject to the terms and conditions hereinafter set forth, Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve Company, in the capacity and for the Term of Employment (as defined below) specified herein.

2.            Scope of Employment.  During the Term of Employment hereunder, the Executive will serve as the co-chief executive officer and chief financial officer for the Company and Affiliates. In this connection, the Executive will occupy the top financial position in the Company, report to the Chairman of the Board and the Board of Directors of the Company and will, among other duties, be responsible for:

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(i)          Managing all day to day operations of the Company;

(ii)          Implementing the Company’s long and short term goals in conformity with the goals set forth by the Board of Directors;

(iii)         Acting as liaison between the Board and Company management and communicating to the Board on behalf of management;

(iv)         Overseeing all Company accounting practices, including accounting departments, preparing budgets, financial reports, tax and audit functions;

(v)          Directing financial strategy, planning and forecasts; conferring with Chairman of the Board, the president, and the officers of the Company’s parent and related companies;

(vi)         Ensuring compliance with all financial reporting requirements applicable to the
Company, including reports due pursuant to loan covenants and banking requirements;

(vii)        Supervising investment and collection of funds;

(viii)       Providing studies, analysis and reports on trends, opportunities for expansion and projection of future Company growth;

(ix)         Assisting the Company in the creation, maintenance and expansion of favorable relations with banking and other financial partners;

(x)          Using his best efforts to promote the interests and goodwill of Company; and

(xi)         Such other duties and responsibilities, duties and authority reasonably accorded to and expected of the Co-Chief Executive Officer and Chief Financial Officer of the Company and as may, from time - to - time, be assigned by the Chairman of the Board or Board of Directors of the Company.

3.            Engaging in Other Employment. The Executive shall devote his entire productive time, ability, and attention to the business of the Company during the term of this Agreement. The Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other persons or organization, whether for compensation or otherwise, without the prior written consent of the Company. Notwithstanding anything herein contained to the contrary, the Executive shall be able to devote such time as he deems reasonably necessary to his own private investments and affairs, so long as the performance of the Executive hereunder is not impaired and the covenants contained herein are not violated.

4.            Compensation.  During the Term of Employment, the Executive shall receive an annual base salary (“Base Salary”) of no less than $110,000 per year. Any increase in the Executive's Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as it may be increased. The Base Salary shall payable in accordance with Company’s payroll policy.

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(a)      Bonus. In addition to the Base Salary, Executive shall be eligible for an additional bonus (“Bonus”) and to participate in any profit sharing, option or other similar plan to the extent and on the same basis as is awarded other officers and executives of Company.

(b)     Deductions, etc.  All compensation paid to the Executive shall be subject to applicable employment and withholding taxes.

5.            Vacation; Holidays; Sick Leave. During the Term of Employment, the Executive shall be entitled to 21 days of paid leave (“Leave”) and all Company holidays. All Leave not taken prior to calendar year end shall be forfeited. All of the foregoing shall be subject to and taken in accordance with the regular policy of Company.

6.            Business Expenses. The Executive, from time to time, may incur reasonable expenses. Company agrees that during the Term of Employment it will reimburse the Executive for out-of- pocket expenses reasonably incurred by him in connection with the performance of his services hereunder upon the presentation by the Executive of an itemized monthly accounting of such expenditures, including receipts as required or appropriate for federal income tax regulations and such other documentation in support thereof that is adequate in Company’s sole discretion. In addition, Executive shall receive:

(a)      Automobile; Cell Phone To enable the Executive to perform his duties hereunder, which include but are not limited to communication with and visits to the field offices and operating locations of the Company, the Company will provide Executive with the use of a cell phone and an automobile of a make and model selected in the sole discretion of the Company. The Company shall provide insurance and reimburse Executive for maintenance and fuel charges for the automobile.

(b)      Housing. For the Term of Employment, the Company will provide Executive with a housing allowance of $1,700 per month.

(c)      Travel to Israel. The Company will reimburse Executive for the costs of four round trip coach class tickets from Houston, Texas to Tel Aviv, Israel, per year, up to a maximum total amount of $4,000.00 per year.

7.            Executive Benefits During the Term of Employment. The Executive shall, upon the satisfaction of any eligibility requirements with respect thereto, be entitled to participate if he so desires on the same basis as other executives of Company, in Company’s health and dental benefits plans of Company now or hereafter in effect that is made available to the executives of Company. Executive shall additionally, upon satisfaction of any eligibility requirements with respect thereto, immediately be entitled to participate with other executives of Company in any 401(k) plans, retirement plans or arrangements of Company now or hereafter in effect that are made available to the executives of Company. Nothing contained in this Section 7 shall be deemed, interpreted or construed as requiring or obligating Company to provide any fringe benefits to its executives at all, to maintain any currently existing benefits or to procure, obtain or maintain any of the foregoing benefits or any other benefits not currently maintained by Company.

8.            Indemnification/D & O Insurance. The Executive shall be entitled to indemnification with respect to the performance of his duties hereunder on the same terms and conditions as generally
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available to peer executives of the Company.  Moreover, should the Company elect to purchase and provide directors’ and officers’ liability insurance, then Executive shall be entitled to coverage thereunder on the same terms and conditions of such insurance as generally available to peer executives of the Company; provided, however, that it is understood and agreed that the Company is under no obligation to offer, purchase, or provide directors’ and officers’ liability insurance.  The Company's obligations under this Section 8 shall survive the termination of the Term of Employment and this Agreement in accordance with the applicable indemnity policy and directors' and officers' liability insurance maintained by the Company for other officers and directors.

9.            Term of Employment. The “Term of Employment,” as used herein, shall mean a period commencing on November 3, 2017, and shall continue November 2, 2020, unless terminated sooner by Company or by Executive as herein provided. The Term of Employment may be renewed by the mutual agreement of the Company and Executive.

10.          Termination of Employment. The Company may terminate the Term of Employment, but not this Agreement, for any reason, or for “Cause,” or the death or “Permanent Disability” of Executive upon 120 days prior written notice (the “Required Notice”). The Executive may terminate the Term of Employment only for “Good Reason,” upon the Required Notice. For purposes of this Agreement,

(a)          Definition of “Cause.” “Cause” means:

(i)        The commission by the Executive of an act constituting a dishonest or other act of misconduct, or a fraudulent act or a felony under the laws of any state or of the United States to which Company or Executive is subject to;

(ii)          The material breach by the Executive of any of the provisions of this
Agreement; Company that remains uncured after fifteen (15) days written notice thereof;

(iii)   The Executive’s violation of rules governing Executive performance, including, without limitation, any rules, regulations or statements now or hereafter set forth by Company, which violation remains uncured after fifteen (15) days written notice thereof; or

(iv)     Actions by Executive which are designed or intended to be harmful to the interests of Company or Company’s customers or damage the Company’s reputation or goodwill in the conduct of its business or valuation by the financial markets, or which would reasonably be anticipated to have such effect.

(b)       Definition of “Permanent Disability.” “Permanent Disability” means a disability by reason of the occurrence of an injury or disease (including a mental illness) or a physical or mental condition that (i) results in a person becoming unable adequately to perform his or her customary duties for the Company, and (ii) has existed for a continuous period of at least fourteen (14) consecutive weeks, during the last ten (10) weeks of which time such person has been unable to average in excess of twenty (20) hours per week of the type of work for which such person is employed by the Company.  In determining whether a Member is Permanently Disabled, the
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Company may rely upon the opinion of any doctor licensed to practice medicine who has been selected by the Company, and any other evidence the Company deems appropriate. The Company shall be the sole judge as to whether a Member is Permanently Disabled as defined herein, and its judgment shall be binding and conclusive.

(c)          Definition of Good Reason.  “Good Reason” shall mean any one of the following without the consent of the Executive:

(i)          A demotion or any action by the Company which results in diminution of Executive’s position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by you);

(ii)           A requirement that you report to work more than 60 miles from the Company's existing headquarters (not including normal business travel required of your position);

(iii)          A reduction in your base salary or benefits (unless, in the case of a reduction in benefits only, such reduction in benefits applies to all officers of the Company);

(iv)          A material breach by the Company of its obligations hereunder which is not cured within thirty (30) days following written notice to the Company by you; or

(v)          Any failure by a successor to the Company to assume and agree to perform the
Company's obligations hereunder.

(d)      Definition of Severance Payment. The “Severance Payment” shall mean a payment equal to fifteen months of Base Salary.

(e)      Effect of Termination.

(i)       Termination by Company for Cause; Permanent Disability or Death. In the event the Company terminates Executive’s employment for Cause, Permanent Disability, or Death:

(a)      The Company will pay Executive his Base Salary on a pro rata basis through the effective time of termination along with all unreimbursed expenses, subject to and in accordance with Section 6;

(b)    The Company’s obligation to make any other payments shall immediately terminate; and

(c)      The provisions of Sections 11 and 20 will remain in force according to their terms.

(ii)       Termination by Company without Cause, Death or Permanent Disability; Termination by Executive for Good Reason.  If this Agreement is terminated by Company without Cause, or the death or Permanent Disability of Executive, or by Executive for Good
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Reason, the Executive shall be paid his Base Salary on a pro rata basis and all other payments required hereunder until the effective date of termination. Commencing upon the effective date of termination, the Executive will receive the Severance Payment. In either event, the Company will pay Executive unreimbursed expenses, subject to and in accordance with Section 6, and the provisions of Sections 11 and 20 will remain in force according to their terms.

(iii)      Termination Without Required Notice. In the event the Company terminates this Agreement for any reason, other than death of Executive, without the Required Notice, the Executive shall be paid a sum equal to one hundred percent (100%) of the Executive’s Base Salary plus the value of all other benefits for the period equal to the Required Notice period, less the actual notice given by the Company. This payment shall be in addition to any Severance Payment and other payments to which Executive is entitled hereunder. In the event the Executive terminates this Agreement without the Required Notice, the Executive will receive no payments for the period equal to the Required Notice period, less the actual notice given by the Executive.

(iv)    Non-Renewal. In the event the Company determines not to renew the employment of Executive at the end of the Term of Employment on at least, the same terms as those specified herein, the Executive will receive the Severance Payment. If, after receipt of a written offer to renew the employment of Executive at the end of the Term of Employment on at least the same terms as those specified herein from the Company, the event Executive determines not to renew his Term of Employment, Executive will receive no Severance Payment.

(d)      Return of Property. All computers, equipment, files, records, documents, drawings, presentations, specifications, equipment, data, computer printouts, records, written materials and similar items relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession shall remain the exclusive property of the Company and shall be returned to the premises of the Company at the termination of employment termination or whenever requested by the Company. In the event the Executive fails to return the Company’s property when required or requested to do so, the Company may, in addition to any other remedy provided by law, withhold any amounts due the Executive until full compliance with this Section 10(d).

11.          Non - Disclosure Covenants. The Executive hereby acknowledges that during the course of his employment, he will have access to and will become familiar with the confidential information of the Company and its business, including, without limitation, financial information, personnel information, lists of vendors, investors, partners and accounts, internal corporate information relating to the Company and its Related Entities, revenue information, information on prospective acquisitions and sales, leasing information, production and geologic information, seismic and geophysical information and such other information of a confidential nature which must remain confidential for the continuing success of the Company (the “Confidential Information”). Additionally, the Executive acknowledges that the Company's methods of doing business and the Confidential Information, as they may exist from time to time, are valuable, special and unique assets of the Company's business. Therefore, in consideration of the mutual promises herein contained, and
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for other good and valuable consideration, to protect the foregoing valuable property of the Company, the Company and the Executive expressly covenant and agree as follows:

(a)      Non - Disclosure. The Executive will not, during and after the termination of his employment for any reason:

(i)       Disclose, directly or indirectly, the Company's methods of doing business or Confidential Information, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, unless such disclosure is done in the normal course of Executive's business for Company or on behalf of the Company with Company's consent; or

(ii)     Directly or indirectly use the Company's methods of doing business or Confidential Information, or any part thereof, for his own purpose or for his own benefit in any activity of any nature whatsoever.

(b)          Acknowledgements. The parties acknowledge:

(i)       That due to the nature of the Company's business, the foregoing covenants contain limitations as to scope of activity to be restrained that are reasonable and do not impose a greater restraint upon the Executive than is reasonably necessary to protect the goodwill or other business interests of the Company;

(ii)      That these covenants protect a legitimate interest of the Company and do not serve solely to limit the Company's future competition or the Executive’s ability to find employment;

(iii)          That this Agreement is not an invalid or unreasonable restraint of trade;

(iv)     That a breach of Section 11 of this Agreement by the Executive would cause irreparable damage to the Company; and

(v)      That the signing of this Agreement is necessary to the Executive's employment by the Company.

(c)      Remedies. In the event of any breach, or of any threatened or attempted breach by the Executive of the covenants herein contained, it is agreed that in addition to all other legal remedies, Executive agrees that Company shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction restraining and enjoining Executive from violating the provisions herein without the requirement to post a bond. The Executive further agrees that for the purpose of any such injunction proceeding, it shall be presumed that the Company's legal remedies would be inadequate and that the Company would suffer irreparable harm because of the Executive's violation of the provisions of this Agreement. In any proceeding brought by the Company to enforce the provisions of this Agreement, no other matter relating to the terms of any claim or cause of action
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of the Executive against the Company will be a defense thereto. Nothing in this Agreement shall be construed to prohibit Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Executive. If the Executive breaches any of the terms of this Agreement, then Executive shall pay to Company all of Company’s costs and expenses, including attorneys’ fees, incurred by Company in enforcing the terms of this Agreement.

(d)      Judicial Modification. The Company and the Executive further agree that, should the legality or enforceability of the covenants ever be challenged and any part thereof be deemed unreasonably excessive, the Court rendering such decision shall not invalidate the covenants in their entirety, but rather shall reduce the scope thereof to what the Court deems reasonable under the circumstances.

(e)      Authorization to Notify. Executive hereby authorizes Company to notify third parties about Company’s rights and obligations under this Agreement following the termination of the Agreement.

12.          Representations and Warranties of Executive. In addition to the representations and warranties contained in other Sections of this Agreement, and in any other agreements executed by the parties hereto, the Executive makes the following representations and warranties which shall be true and correct as of the date hereof and which will survive the date hereof:

(a)      The Executive is free to enter into this transaction and that there are no agreements that are in full force and effect which prohibit or limit the full effectiveness of the matters and obligations herein stated;

(b)          All information furnished to the Company or its agent is true and correct;

(c)      There are no actions or proceedings pending or threatened against the Executive which may affect his ability to perform hereunder; and

(d)          No special consents are required to carry out the transaction contemplated by this
Agreement.

13.          Obligation to Return Bonus or Other Incentive- or Equity-Based Compensation. If the Corporation is required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form l0-Q or Form 10-K, due to material noncompliance with any financial reporting requirement under the federal securities laws as a result of misconduct, Executive agrees that he shall return:

(a)      Any bonus and other executive or incentive based compensation as provided in Section 304 of the Sarbanes-Oxley Act of 2002, received for or during each of the restated periods and the 12-months immediately preceding each of the restated periods, if any; and

(b)      Any net profits realized by the Executive from sales or other transactions in securities of the Corporation during each of the restated periods and the 12-months immediately preceding each of the restated periods.
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14.          Third-Party Beneficiaries. The Company and the Executive acknowledge and agree that the term “Company” as used in this Agreement shall, for purposes of Executive’s covenants and obligations hereunder, include not only the Company but also its parent, sister, or any other related affiliates or subsidiaries, presently existing or subsequently formed, or any other entity which is a shareholder of the Company or has any of the same shareholders of the Company (collectively, the "Related Entities") and such Related Entities are third-party beneficiaries of the covenants contained in this Agreement. It is further agreed by the Executive that the Company and the Related Entitles may jointly or severally enforce the covenants contained in Sections 11, 13 or 20 hereof.

15.          Severability. Executive acknowledges and agrees that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement. Executive understands and agrees that this Agreement is to be enforced to the fullest extent permitted by law. In the event that any of the provisions of this Agreement are held to be too broad to be enforced as written or otherwise invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction. If, however, any provision is held to be illegal, invalid or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

16.          Legal Fees and Expenses.  In the event that either of the parties to this Agreement contests the validity or enforceability of any of the provisions of Sections 11 or 20, then such contesting party hereby agrees to pay in a timely and prompt manner any and all legal fees and expenses incurred by the other party from time to time as a result of such contesting party’s contesting of the validity or enforceability of any provision of Sections 11 or 20 hereof this Agreement; provided, however, nothing contained in this Section 16 shall obligate Company to pay any legal fees or expenses incurred by the Executive in connection with any litigation by Company against the Executive to enforce the terms of this Agreement against the Executive.

17.           Assignment. The rights and benefits of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement is a personal employment contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, or hypothecated, directly or indirectly, or by operation of law or otherwise.
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18.          Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes and merges all prior agreements and discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Executive’s duties, salary or compensation will not affect the validity or scope of this Agreement.

19.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and Executive irrevocably agrees to subject himself to the exclusive personal jurisdiction and venue of any court in the Southern District of Texas.

20.       Non-Disparagement: During Executive’s employment with Company and, should
Executive’s employment terminate for any reason (whether voluntary or involuntary), for a period of
24 months following Executive’s separation, Executive agrees that Executive will not make any comment or take any action which disparages, defames, or places in a negative light Company or its past and present officers, directors, and Executives. Company agrees that during this same period, its officers and directors shall refrain from making any comment or taking any action to disparage, defame, or place Executive in a negative public light.

21.          Waiver.  No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement

22.          Survival. The provisions of this Agreement shall survive the termination hereof employment and the assignment of this Agreement by Company to any successor in interest or other assignee.

23.          Headings. The headings to each section of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

24.          Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, and

(a)          if to the Executive, addressed to him at: Edy Francis, 6511 Taimer Court, Sugar Land, Texas 77479;

(b)          if to Company, addressed to it at: Isramco, Inc., 1001 West Loop South, Suite 750, Houston, Texas 77027.  Attention:  Haim Tsuff, Chief Executive Officer and Chairman of the Board.

or such other address as the party to whom or to which such notice or other communication is to be given shall have specified in writing to the other party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

25.          Arbitration. Company and Executive agrees to submit to final and binding arbitration any and all disputes, claims (whether in tort, contract, statutory, or otherwise) and/or disagreements
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concerning the interpretation or application of this Agreement and/or Executive’s employment by Company and/or the termination of this Agreement and/or Executive’s employment by Company; provided, however, notwithstanding the foregoing, in no event shall any dispute, claim or disagreement arising under Section 11 of this Agreement be submitted to arbitration pursuant to this Section 25 or otherwise. Any such dispute, claim and/or disagreement subject to arbitration pursuant to the terms of this Section 25 shall be resolved by arbitration in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration Association (the “AAA”). Arbitration under this provision must be initiated within 30 days of the action, inaction, or occurrence about which the party initiating the arbitration is complaining. Within ten days of the initiation of an arbitration hereunder, each party with designate an arbitrator pursuant to Rule 14 of the AAA Rules. The appointed arbitrators will appoint a neutral arbitrator from the panel in the manner prescribed in Rule 13 of the AAA Rules. Executive and Company agree that the decision of the arbitrators selected hereunder will be final and binding on both parties. The parties hereto agree that any decision rendered by the arbitration panel may be entered as a judgment of the Harris County, Texas Courts or the United States District Court for the Southern District of Texas, Houston Division of Texas.

26.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by a duly authorized officer thereof, and the Executive has executed this Agreement effective as of the Effective Date.

COMPANY:	ISRAMCO, INC. By: Haim Tsuff, Chairman of the Board & Chief Executive Officer

I understand that this agreement restricts my right to disclose or use Company’s Confidential Information during and subsequent to my employment. I have read this Employment Agreement carefully and understand its terms.

Dated:  November 3, 2017.

EXECUTIVE:	Edy Francis

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